EXHIBIT 12.1
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                      RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)
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                                         YEARS ENDED DECEMBER 31,
                             ------------------------------------------------
                               1993      1992      1991      1990      1989
                             -------   -------   -------   -------   -------
(A) Excluding interest on
 deposits:
Earnings:
 Income before income taxes  $278,887  $256,903  $225,125  $183,460  $163,480
   Fixed charges ..........   182,061   186,877   181,160   236,176   224,488
                              -------   -------   -------   -------   -------
 Earnings as adjusted .....  $460,948  $443,780  $406,285  $419,636  $387,968
                              -------   -------   -------   -------   -------
                              -------   -------   -------   -------   -------
Income before income taxes:
  Pretax income from
    continuing operations as
    reported ............... $277,455  $256,561  $225,088  $183,460  $163,195
  Share of pretax income
    (loss) of 50% owned
    subsidiary not included
    in above ...............    1,432       342        37     --          285
                              -------   -------   -------   -------   -------
        Net income as
         adjusted .......... $278,887  $256,903  $225,125  $183,460  $163,480
                              -------   -------   -------   -------   -------
                              -------   -------   -------   -------   -------
Fixed charges:
  Interest on other
    borrowings ............. $168,423  $169,905  $164,244  $222,553  $210,751
  Interest on long-term debt
    including amortization
    of debt issue costs ....   10,022    13,324    13,238     9,918    10,008
  Portion of rents
    representative of the
    interest factor in long
    term lease .............    3,616     3,648     3,678     3,705     3,729
                             -------   -------   -------   -------   -------
        Fixed charges ...... $182,061  $186,877  $181,160  $236,176  $224,488
                              -------   -------   -------   -------   -------
                              -------   -------   -------   -------   -------
Ratio of earnings to fixed
  charges ..................     2.53x     2.37x     2.24x     1.78x     1.73x
(B) Including interest on deposits:
Adjusted earnings from (A)
  above .................... $460,948  $443,780  $406,285  $419,636  $387,968
Add interest on deposits ...  202,810   248,851   286,751   314,190   210,590
                              -------   -------   -------   -------   -------
Earnings as adjusted ....... $663,758  $692,631  $693,036  $733,826  $598,558
                              -------   -------   -------   -------   -------
                              -------   -------   -------   -------   -------
Fixed charges:
  Fixed charges from (A)
    above .................. $182,061  $186,877  $181,160  $236,176  $224,488
  Interest on deposits .....  202,810   248,851   286,751   314,190   210,590
                              -------   -------   -------   -------   -------
Adjusted fixed charges ..... $384,871  $435,728  $467,911  $550,366  $435,078
                              -------   -------   -------   -------   -------
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Adjusted earnings to
  adjusted fixed charges ...     1.72x     1.59x     1.48x     1.33x     1.38x
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